UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 22, 2009

Evans Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-18539	161332767
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14 North Main Street, Angola, New York		14006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	716-926-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2009, Evans Bancorp, Inc. (the "Company"), together with its wholly-owned subsidiary, The Evans Agency, Inc. ("TEA"), entered into an employment agreement (the "Employment Agreement") with Robert G. Miller, Jr., President of the Agency. The Employment Agreement, which is effective as of October 5, 2009, supersedes and replaces the employment agreement previously entered into among the parties, a copy of which was filed under cover of a Current Report on Form 8-K on February 26, 2007.
The Employment Agreement is for a term of 36 months and is automatically renewed on a daily basis until TEA gives Mr. Miller written notice of non-renewal, in which case Mr. Miller’s term of employment will end on the date that is 36 months after the date of the notice of non-renewal, unless the parties agree to a shorter period. Automatic daily renewal of the term will cease upon Mr. Miller’s 62nd birthday (May 11, 2018), and effective as of that date the term of the Employment Agreement will be a three year term scheduled to expire on Mr. Miller’s 65th birthday (May 11, 2021). Mr. Miller will receive an annual base salary of $219,600, subject to annual review and increase if determined by the Board of Directors or the Chief Executive Officer of the Company, and will be eligible to participate in such equity incentive programs as the Company or TEA makes available to its senior executive officers from time to time. Mr. Miller will also be entitled to receive the "employee portion" of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000, and will be eligible to receive an annual bonus in an amount and subject to achievement of such goals and objectives as the Board of Directors may determine in its discretion.
In addition, under the Employment Agreement Mr. Miller will be entitled to five weeks paid vacation per year, plus five personal days and customary agency holidays. The Company will provide Mr. Miller with a Company-owned vehicle and will pay or reimburse him for reasonable country club membership dues and certain other expenses incurred by him in connection with the performance of his obligations under the Employment Agreement. Additionally, the Company has agreed to use commercially reasonable efforts to maintain a long term health care insurance policy covering Mr. Miller and his spouse in lieu of family health insurance provided to Company employees generally, as long as the cost of such a policy does not exceed the cost of the family health insurance coverage generally provided to Company employees.
Under the Employment Agreement, upon (a) a termination of Mr. Miller’s employment by the Company or TEA without "cause", (b) a termination of Mr. Miller’s employment due to "disability", (c) a termination by Mr. Miller with "good reason", or (d) certain terminations of Mr. Miller’s employment within one year following a "change in control" (all such terms used as defined in the Employment Agreement), Mr. Miller will be entitled to receive a payment equal to three times the sum of (i) the highest annual rate of base salary paid to him at any time under the Employment Agreement, plus (ii) the average annual incentive bonus paid to him during the three completed calendar years prior to his termination, and will continue to receive certain life, medical and health insurance benefits for specified periods following his termination.
The Employment Agreement also contains certain non-competition, non-solicitation and confidentiality provisions.

The foregoing description of certain of the terms of Mr. Miller’s employment is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Miller currently serves as President of TEA and its wholly-owned subsidiary, ENB Associates, Inc.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit 10.1 Employment Agreement by and among The Evans Agency, Inc., Evans Bancorp, Inc. and Robert G. Miller, Jr., executed and delivered by the Company and TEA on October 22, 2009, and effective as of October 5, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evans Bancorp, Inc.

October 28, 2009	By:	/s/David J. Nasca

Name: David J. Nasca
Title: President & C.E.O.

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and among The Evans Agency, Inc., Evans Bancorp, Inc. and Robert G. Miller, Jr., executed and delivered by the Company and TEA on October 22, 2009, and effective as of October 5, 2009